Exhibit 10(s)

EMPLOYMENT AGREEMENT

BETWEEN

(1)	GENERAL MOTORS EUROPE AG,

(hereinafter “Company”)

and

(2)	Mr Carl Peter Forster

(hereinafter “Mr Forster)

RECITAL

It is intended to appoint Mr Forster to the position of “Vice President, General Motors” and “President, General Motors Europe”.

In order to establish the conditions of the employment agreement in his future capacity as “Vice President, General Motors” and “President, General Motors Europe”, the parties reach the following agreement:

Sec. 1

Duties & Responsibilities

(1) Mr Forster shall have the role of “Vice President, General Motors” and “President, General Motors Europe” and report to the “Chairman, General Motors Europe.” He shall have a pan-European responsibility and carry out his duties at all locations where GM has business interests (including in particular Germany, Sweden, Switzerland, Italy, UK and regularly traveling to the US).

(2) Mr Forster shall fulfill his obligations arising from this agreement and his role of “Vice President, General Motors” and “President, General Motors Europe” with the care of a prudent businessman.

(3) Mr Forster shall devote his full working capacity together with his entire knowledge and skill to his role as “Vice President, General Motors” and “President, General Motors Europe”. He shall be available at all times to the extent that this is required by the interests of the relevant entities.

Mr Forster shall not be involved in any paid or unpaid additional occupation for himself or for third parties. Publications, speeches, seminars etc. relating to the scope of his duties and responsibilities require the prior notification and consent of GM Corporation.

Sec. 2

Remuneration

(1) Mr Forster shall receive a fixed annual salary and shall continue to participate in the

•	General Motors 2002 Annual Incentive Plan (AIP)

•	General Motors 2002 Long Term Incentive Plan (LTIP)

•	General Motors 2002 Stock Incentive Plan (SIP)

in accordance with each of the plans relevant rules and requirements as amended and in effect from time to time. All compensation targets and grants are set out in Attachment I to this agreement.

(2) All payments to Mr Forster under this agreement are gross payments and shall be made subject to any deductions for fiscal charges, social insurance contributions etc. required by law.

(3) Should Mr Forster fall ill or be unable to work, he shall continue to receive his fixed salary under sec 2 para 1 above from the date on which he falls ill for a maximum period of one year but on no account beyond the day on which this agreement comes to an end. In the event of permanent disability the above payments come to an end and the relevant pension regulation under sec 3 para 5 applies.

The effect of the illness or inability to work on the other contractual benefits shall be determined in accordance with the current provisions of the plans on which they are based. In the event of a gap in the agreement, the Company shall decide on the amounts to be paid at its equitable discretion.

If Mr Forster’s illness or inability to work is caused by a third party, Mr Forster shall assign any claims he may have against such third party to the Company up to the amount of the fixed salary paid for the time of his inability to work as well as any bonuses (if any). At the request of the Company Mr Forster is obliged to take all measures which the Company considers appropriate in asserting and/or enforcing such claims against third parties.

Sec. 3

Pension

(1) Mr Forster shall be entitled at age 60 (regular retirement age) to an annual gross pension in the amount of 50% of his fixed annual gross salary (under sec. 2 para 1 above) of the year in which this contract legally terminates (“Pension Basis”).

The resulting amount of Mr. Forster’s pension shall be offset by any pension and/or financial entitlement insofar as it is based on payments and /or contributions by the Company or GM Group and such offset is not in conflict with mandatory law applicable to this contract.

The final amount of Mr Forster’s pension is hereinafter referred to as the “Actual Pension”. In the event of a termination of this contract prior to the regular retirement age, the “Actual Pension” is the pension calculated in accordance with sec 3 para 3 below.

(2) Any pension entitlements mentioned above are immediately vested.

(3) In the event of a termination of this contract or a resignation from office with effect prior to the regular retirement age the following regulation shall apply:

(a) Resignation or Termination by Mr Forster

Definitions:

A =	Actual Pension accrued at time of departure under sec. 3 para 1 sentence 1 before offset (i.e. 50% of the last fixed annual gross salary)

B =	BMW Pension Benefit Entitlement of Mr Forster (at least € 104,000)

F =	Fixed Pension under sec. 3 para 1 sentence 1 as per April 1, 2006 before offset (i.e. 50% of the fixed annual gross salary as per April 1, 2006)

R =	Reduced Pension before offset

aa)	Termination effective prior to April 1, 2006

If Mr Forster resigns or gives notice of termination with effect to a date prior to April 1, 2006, the pension receivable at age 60 shall be determined under the formula set out hereunder:

Formula:

(A – B)* months of service with GM from April 1, 2001 to termination date = R

60

bb) Termination effective after April 1, 2006

If Mr Forster resigns or gives notice of termination, with effect to a date after April 1, 2006 but prior to the regular retirement age, the pension receivable at age 60 shall be determined under the formula set out hereunder:

Formula:

A – F = X

X* number of months of service with GM from April 1, 2006 to May 31, 2014 = Y

                        98

Y + F = R

cc) The reduced pension (R) of Mr Forster under either aa) or bb) above shall then be offset by any pension and/or financial entitlement insofar as it is based on payments and /or contributions by the

Company or GM Group and such offset is not in conflict with mandatory law applicable to this contract. The resulting amount of the reduced pension (R) under bb) shall also be offset by the BMW Pension Benefit Entitlement of Mr Forster (B), such BMW offset amounting to at least € 104,000.

b) Death in service/Permanent Disability in service/Termination by the Company other than for cause

In the event of death in service or permanent disability in service within the meaning of the VI. Book of the German Social Security Act or a termination of this contract by the company other than for cause, with effect to a date prior to the regular retirement age, the pension shall not be prorated as set out under a) above and no deduction of the BMW pension shall take place. Other deductions as set out under sec. 3 para 1 above remain to be applicable.

(4) Should Mr Forster leave dependants upon his death, the surviving spouse shall be entitled to a dependant’s pension in the amount of 60% and the dependant children (until their 27th birthday) in the amount of 15% (each) of the Actual Pension Mr Forster has received or would have received at age 60 under para 1 (or, if applicable para 3), provided that the total survivor payments shall not exceed 90% of the Actual Pension Mr Forster has received or would have received at age 60 under para 1 (or, if applicable para 3). The offset of any other pension and/or financial entitlement insofar as it is based on payments and/or contributions by the Company or GM Group under para 1 and/or para 3 plus the BMW pension in the case of para 3 a) shall be applicable even if the dependants do not benefit from these other pensions and/or financial entitlement.

Should Mr Forster and Ms Forster die, their children shall each be entitled to 25% of the Actual Pension Mr Forster has received or would have received at age 60 under para 1 (or, if applicable para 3) until their 27 th birthday provided that total survivor payments shall not exceed 90% of the Actual Pension Mr Forster has received or would have received at age 60 under para 1 (or, if applicable para 3). The offset of any other pension and/or financial entitlement insofar as it is based on payments and/or contributions by the Company or GM Group under para 1 and/or para 3 plus the BMW pension in the case of para 3 a) shall be applicable even if the dependants do not benefit from these other pensions and/or financial entitlement.

(5) In case of permanent disability to work within the meaning of the VI. Book of the German Social Security Act caused by sickness or accident, Mr Forster shall be entitled to the pension, calculated in accordance with sec 3 para 1 above. In the event that such disability occurs after this contract has been terminated as set out in sec 3 para 3 a) above but prior to the regular retirement age, the pension shall be calculated as set out under para 3 a) above.

(6) The pension and dependant’s benefits shall be adjusted in accordance with the provisions under sec. 16 of the German company Pension Act (BetrAVG).

Sec. 4

Signing Bonus/Car Policy

(1) Mr Forster shall be entitled to a lump sum signing bonus in the amount of € 300,000 gross.

(2) Mr Forster shall be eligible to a company car in accordance with the GME group car policies as in effect from time to time.

Sec. 5

Information

Mr Forster shall keep all information in relation to the Company, General Motors Corporation and its subsidiaries (in particular but not limited to company secrets) which he has obtained during his services strictly confidential and shall not use this information neither directly nor indirectly for his own or a third parties purposes, nor shall he use or disclose this information in press releases which are liable to damage or negatively influence the reputation of the aforementioned companies.

Sec. 6

Non-compete

During the term of this agreement, Mr. Forster shall not, whether directly or indirectly and whether for his own account or for the account of a third party,

(a)	compete with the Company, General Motors Corporation or any entity affiliated with them from time to time; or

(b)	work for, establish, acquire, participate in or support any business enterprise which directly or indirectly competes with the Company or any entity affiliated with it from time to time.

Sec. 7

Termination

(1) This contract comes into effect on June 17, 2004 and is made for an unlimited term. It can be terminated by either party by way of giving 12 months written notice to take effect to the end of a month. If this agreement is terminated (by whichever party), the company has the right to release Mr Forster from his obligation to perform his duties (taking into account any unused vacation) until the expiry of the termination notice period.

If Mr Forster is released from his obligations subsequent to a notice of termination, he is entitled to demand a mutual cancellation of this contract with 3 months’ notice to take effect to the end of a calendar month under the condition that he does not enter into any relationship to a competitor as set out under sec. 6 above and there is no overriding objective business interest of GM. The validity of such cancellation requires the written approval of the company, which will not be withheld if Mr Forster produces satisfactory proof of his future non-competition and there is no overriding objective business interest of GM.

(2) The right of termination on important grounds (aus wichtigem Grund) shall remain unaffected.

(3) This contract shall terminate automatically at the end of the month of Mr Forster’s 60th birthday (sec 620 Civil Code).

(4) This agreement terminates at the end of the month in which it is established that Mr Forster is permanently disabled to work within the meaning of theVI. Book of the German Social Security Act.

(5) In the event of normal retirement, or death in service or permanent disability in service within the meaning of the VI. Book of the German Social Security Act or a termination of this contract by the company other than for cause, all share Options which have already been granted to Mr Forster prior to the date on which the event occurs or the termination becomes effective, remain to be exercisable under the terms and conditions of the General Motors 2002 Stock Incentive Plan (SIP) as amended and in effect from time to time. There shall be no claw back of profits incurred by options that have been already exercised and shares that have already been sold.

If this contract is terminated by Mr Forster with effect prior to the regular retirement age, all unexercised options lapse immediately and there shall be a clawback of profits from options exercised and shares sold as set out in the General Motors 2002 Stock Incentive Plan (SIP) such clawback being effective in particular in the event of Mr Forster establishing a relationship to a competitor as set out under sec. 6 above.

Sec. 8

Insurances

The Company shall provide for the following accident insurance cover for the benefit of Mr Forster:

€ 1,500,000,—in the event of death

€ 2,500,000,—in the event of permanent disability

€ 250,—per day in case of sickness

The insurance cover is limited to the duration of this agreement.

Sec. 9

Records

Upon termination of this Agreement, or upon Mr Forster being relieved of his duties pursuant to sec. 7, Mr Forster shall hand over to the Company without undue delay all objects and records (in particular books, keys, notes of any kind, software and disks, in each case including any copies) which are in his possession and which relate to the affairs of the Company or of one of its affiliated entities. To this extent, Mr Forster shall have no right of retention.

Sec. 10

Miscellaneous

(1) This agreement is governed by German law. It sets forth the entire agreement reached between the parties regarding the subject-matter hereof. Variations and additions to this agreement shall be made in writing. The same shall apply to any waiver of the need to comply with the provisions of this sec. 10 para (1).

(2) All agreements and arrangements existing between Mr Forster and the Company and/or affiliated companies are hereby terminated with immediate effect and shall be replaced in their entirety by this agreement.

(3) Any assignment or pledging of claims under this agreement shall be excluded.

(4) If one or more provisions of this agreement should be or become wholly or partially invalid, void or impracticable, the validity of the other provisions of this agreement shall not be affected thereby. The same shall apply if it should transpire that this agreement contains an omission. In place of the invalid, void or impracticable provision (or, as the case may be, in order to rectify the omission) the parties to this agreement shall agree on an appropriate provision which comes as close as legally possible to what the parties were trying to achieve with the invalid, void or impracticable provision (or, as the case may be, the invalid, void or impracticable part thereof) or (where a contractual omission is being rectified) to what the parties would, in view of the purpose and intent of this agreement, have agreed had they thought about the matter at the time that this agreement was concluded.

16, June 2004

/s/ F. A. Henderson	/s/ Carl Peter Forster
for and on behalf of	Mr Carl Peter Forster
General Motors Europe AG
Mr Fritz Henderson
Group Vice President General Motors;
Chairman General Motors Europe

GENERAL MOTORS CORPORATION

Name: CARL-PETER FORSTER	Date: Jun-03-2004

ANNUAL SALARY

Current Salary: EU 537,900		Proposed: EU 600,000
Change % : 11.5%
Effective : Jul-01-2004

ANNUAL INCENTIVE AWARDS

2003 Award Target :	EU 350,000	2004 Award Target : EU 420,000

2003 Perf. Adj. Target	EU 350,000	Target as % Salary: 70%

2003 Award Payout:	EU 350,000

Total Cash Compensation:	EU 887,900	New Target Cash Comp. : EU 1,020,000
(2003 Award Payout + Current Base)		(2004 Award Target + 2004 Base)

LONG-TERM INCENTIVES

Stock Performance Plan
	2001-2003
	SPP
	Payment
	Shares
		2002 – 2004 SPP Target: 4,928 shares ($48.71)
Target:	5,087
Perf/Adj Target:	5,087	2003 – 2005 SPP Target: 8,450 shares ($37.28)
Recom Shares:	5,087
Div. Equivalent:	634	New 2004 – 2006 SPP Target: 6,587 shares ($49.34)
Final Payout:	5,721
		New Total Direct Comp. Opportunity: EU 1,277,519
		(New Target Cash Comp. + 2004-2006 SPP Target)
Leadership Challenge Grant Payment: 3,017 shares

Stock Options:

Jan-23-2004 Grant: 28,000 Shares

Incentive award targets represent the award that an executive who substantially achieves individual performance objectives could expect to earn if Corporate and Region performance is 100% of targeted levels. Incentive awards are prorated to reflect time in executive group and positions held. The performance adjusted target for AIP reflects Corporate and Regional results and for SPP reflects Corporate results. Final award payouts also reflect individual performance.

Stock ownership guidelines as percentage of base salary: 200%

001	9S00	GERMANY EURO	Personal and confidential

ATTACHMENT I